Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Newmont Corporation Registration Statement on Form S-8 (the Registration Statement) pertaining to the 2020 Stock Incentive Compensation Plan of our auditor’s report dated February 20, 2020 to the Board of Managers and Members of Nevada Gold Mines LLC (the Joint Venture) on the consolidated financial statements of the Joint Venture, which comprise the balance sheet as at December 31, 2019 and the statements of operations and comprehensive income, changes in members’ equity and cash flows for the period from inception April 11, 2019 to December 31, 2019, and the related notes, which include a summary of significant accounting policies, and the effectiveness of internal control over financial reporting of the Joint Venture, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Securities and Exchange Commission. We note the financial statements of the Joint Venture are not included in the Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chartered Professional Accountants, Licensed Public Accountants
Toronto, Ontario, Canada
May 6, 2020